BNP RESIDENTIAL PROPERTIES, INC.
301 S. College Street, Suite 3850
Charlotte, North Carolina 28202

Contact: Philip S. Payne
         Chairman
         Tel: (704) 944-0100
         Fax: (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE

                           BNP RESIDENTIAL PROPERTIES
                                    COMPLETES
                           FIVE REFINANCE TRANSACTIONS

Charlotte, North Carolina
January 6, 2006

BNP Residential Properties, Inc. (AMEX: BNP) today announced the year-end refinance of five property-based loans in which the Company prepaid five loans totaling $47.8 million. Each of these loans carried an interest rate of 6.97% and was set to mature in December 2007. The loans were replaced by five new loans totaling $73.8 million. Two of the new loans (totaling $26.0) have a fixed interest rate of 5.58%, require interest- only payments for a period of six years with thirty-year amortization thereafter and mature in January 2016. Three of the new loans (totaling $47.8) have a fixed interest rate of 5.497%, require interest-only payments for a period of seven years with thirty-year amortization thereafter and mature in January 2016. Each of the new loans, representing separate transactions, is secured by an individual apartment property. As a result of the transactions the operating partnership will incur an aggregate one-time charge of approximately $1.7 million in the fourth quarter of 2005. The Company realized net proceeds of approximately $23.9 million from the refinancing transactions. Of this amount, the Company used approximately $22.3 million to pay-down its operating lines of credit. The balance of approximately $1.6 million was used for other corporate purposes.

D. Scott Wilkerson, President, stated "Refinancing these loans has put us in great position to go forward. We have greatly reduced our interest rate risk by both reducing and fixing the rate on over $70 million of debt for ten years. As a result of these transactions, we have reduced the weighted average interest rate on our debt by approximately 0.2% from roughly 6.0% to 5.8%. Floating rate debt now represents less than 13% of our total consolidated debt of approximately $437 million. Perhaps most importantly; as result of these transactions we are entering the new year with no outstanding balance on our $40 million operating line of credit. This puts us in excellent position to pursue acquisition opportunities."

Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates 30 apartment communities containing a total of 7,945 units, and serves as general partner of partnerships that own 3 communities containing 713 units. In addition to the apartment properties, the Company

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owns 40  properties  that are  leased  on a  triple  net  basis to a  restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT, or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.

Forward Looking Statement Disclosure: This press release includes forward-looking statements concerning the company's operations, economic performance and financial condition, including, in particular, forward-looking statements regarding future operations and performance. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors identified in our annual report on Form 10-K for the year ending December 31, 2004.

Information Requests: More information may be obtained by calling our Corporate Offices at (704) 944-0100 or on the Internet through our website at www.bnp-residential.com. You may also e-mail information requests to our investor relations department at investor.relations@bnp-residential.com

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